Execution Version

COMMON STOCK PURCHASE AGREEMENT

by and between

KINGSBRIDGE CAPITAL LIMITED

and

CYCLACEL PHARMACEUTICALS, INC.

dated as of December 10, 2007

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This COMMON STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of the 10th day of December, 2007, by and between Kingsbridge Capital Limited, an entity organized and existing under the laws of the British Virgin Islands, whose registered address is Palm Grove House, 2nd Floor, Road Town, Tortola, British Virgin Islands (the “Investor”) and Cyclacel Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

WHEREAS, the parties desire that, upon the terms and subject to the conditions and limitations set forth herein, the Company may issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to $60 million worth of shares of Common Stock (as defined below); and

WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) (“Section 4(2)”) and Regulation D (“Regulation D”) of the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “Securities Act”), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments in Common Stock to be made hereunder; and

WHEREAS, the parties hereto are concurrently entering into a Registration Rights Agreement in the form of Exhibit A hereto (the “Registration Rights Agreement”) pursuant to which the Company shall register the Common Stock issued and sold to the Investor under this Agreement and issuable under the Warrant (as defined below), upon the terms and subject to the conditions set forth therein; and

WHEREAS, in consideration for the Investor’s execution and delivery of, and its performance of its obligations under, this Agreement, the Company is concurrently issuing to the Investor a Warrant in the form of Exhibit B hereto (the “Warrant”) pursuant to which the Investor may purchase from the Company up to 175,000 shares of Common Stock, upon the terms and subject to the conditions set forth therein;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

“Alternative Draw Down Amount” means the product of (i) Average Trading Volume, (ii) the VWAP on the Trading Day preceding the issuance of the Draw Down Notice, (iii) the number of Trading Days during the Draw Down Pricing Period, and (iv) the Liquidity Ratio.

“Average Trading Volume” means the average trading volume of the twenty (20) Trading Days during the thirty (30) Trading Days prior to the issuance of the Draw Down Notice that results from excluding the five (5) highest and five (5) lowest Trading Days during such period.

“Blackout Amount” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Blackout Shares” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Certificate” shall have the meaning assigned to such term in Section 4.3 hereof.

“Closing Date” shall have the meaning assigned to such term in Section 2.2 hereof.

“Commission” means the United States Securities and Exchange Commission.

“Commission Documents” shall have the meaning assigned to such term in Section 4.6 hereof.

“Commitment Period” means the period commencing on the Effective Date and expiring on the earliest to occur of (i) the date on which the Investor shall have purchased Shares pursuant to this Agreement for an aggregate purchase price equal to the Maximum Commitment Amount, (ii) the date this Agreement is terminated pursuant to Article VIII hereof, and (iii) the date occurring thirty-six (36) months from the Effective Date.

“Common Stock” means the common stock of the Company, par value $0.001 per share.

“Condition Satisfaction Date” shall have the meaning assigned to such term in Article VII hereof.

“Damages” means any loss, claim, damage, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses and costs and reasonable expenses of expert witnesses and investigation).

“Draw Down” shall have the meaning assigned to such term in Section 3.1 hereof.

“Draw Down Amount” means the actual dollar amount of a Draw Down paid to the Company.

“Draw Down Discount Price” means (i) 90% of the VWAP on any Trading Day during a Draw Down Pricing Period when the VWAP equals or exceeds $2.50 but is less than or equal to $6.50, (ii) 92% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP exceeds $6.50 but is less than or equal to $11.00, or (iii) 94% of the VWAP on any Trading Day during the Draw Down Pricing Period when VWAP exceeds $11.00.

“Draw Down Notice” shall have the meaning assigned to such term in Section 3.1 hereof.

“Draw Down Pricing Period” shall mean, with respect to each Draw Down, a period of eight (8) consecutive Trading Days beginning on the first Trading Day specified in a Draw Down Notice.

“DTC” shall mean the Depository Trust Company, or any successor thereto.

“Effective Date” means the first Trading Day immediately following the date on which the Registration Statement is declared effective by the Commission.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Merger or Sale” shall have the meaning assigned to such term in the Warrant.

“FINRA” means the Financial Industry Regulatory Authority.

“Knowledge” means the actual knowledge of those officers of the Company required to file statements pursuant to Section 16 of the Exchange Act.

“Liquidity Ratio” means eighty-five percent (85%).

“Make Whole Amount” shall have the meaning specified in Section 3.7.

“Market Capitalization” means, as of any Trading Day, the product of (i) the closing sale price of the Company’s Common Stock as reported by Bloomberg L.P. using the AQR function and (ii) the number of outstanding shares of Common Stock of the Company as reported by Bloomberg L.P. using the DES function.

“Material Adverse Effect” means any effect that is not negated, corrected, cured or otherwise remedied within a reasonable period of time on the business, operations, properties or financial condition of the Company and its consolidated subsidiaries that is material and adverse to the Company and such subsidiaries, taken as a whole, and/or any condition, circumstance, or situation that would prohibit or otherwise interfere with the ability of the Company to perform any of its obligations under this Agreement, the Registration Rights Agreement or the Warrant in any material respect; provided, however, that none of the following shall constitute a “Material Adverse Effect”: (i) the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets or the biotechnology or pharmaceutical industries; (ii) the effects of conditions or events that are reasonably expected to occur in the Company’s ordinary course of business (such as, by way of example only, failed clinical trials, serious adverse events involving the Company’s product candidates, delays in product development, unfavorable regulatory determinations, difficulties involving collaborators or intellectual property disputes), except for purposes of Section 4.9 herein; (iii) any changes or effects resulting from the announcement or consummation of the transactions contemplated by this Agreement, including, without limitation, any changes or effects associated with any particular Draw Down, and (iv) changes in the market price of the Common Stock.

“Maximum Commitment Amount” means the lesser of (i) $60 million in aggregate Draw Down Amounts or (ii) 4,084,590 shares of Common Stock (as adjusted for stock splits, stock combinations, stock dividends and recapitalizations that occur on or after the date of this Agreement).

“Maximum Draw Down Amount” means either (i) 2.0% of the Company’s Market Capitalization at the time of the Draw Down, or (ii) the lesser of (A) 3.0% of the Company’s Market Capitalization at the time of the Draw Down, and (B) the Alternative Draw Down Amount.

“Permitted Transaction” shall have the meaning assigned to such term in Section 6.6 hereof.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any government or political subdivision or an agency or instrumentality thereof.

“Principal Market” means the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the American Stock Exchange or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 6.7 hereof.

“Prospectus” as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented from time to time pursuant to Rule 424(b) of the Securities Act.

“Registrable Securities” means (i) the Shares, (ii) the Warrant Shares, and (iii) any securities issued or issuable with respect to any of the foregoing by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (w) the Registration Statement has been declared effective by the Commission and such Registrable Securities have been disposed of pursuant to the Registration Statement, (x) such Registrable Securities have been sold under circumstances under which all of the applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act (“Rule 144”) are met, (y) such time as such Registrable Securities have been otherwise transferred to holders who may trade such shares without restriction under the Securities Act, and the Company has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend or (z) in the opinion of counsel to the Company such Registrable Securities may be sold without registration and without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act.

“Registration Rights Agreement” shall have the meaning set forth in the recitals of this Agreement.

“Registration Statement” shall have the meaning assigned to such term in the Registration Rights Agreement.

“Regulation D” shall have the meaning set forth in the recitals of this Agreement. “Section 4(2)” shall have the meaning set forth in the recitals of this Agreement.

“Securities Act” shall have the meaning set forth in the recitals of this Agreement.

“Settlement Date” shall have the meaning assigned to such term in Section 3.5 hereof.

“Shares” means the shares of Common Stock of the Company that are and/or may be purchased hereunder.

“Trading Day” means any day other than a Saturday or a Sunday on which the Principal Market is open for trading in equity securities.

“VWAP” means the volume weighted average price (the aggregate sales price of all trades of Common Stock during each Trading Day divided by the total number of shares of Common Stock traded during such Trading Day) of the Common Stock during any Trading Day as reported by Bloomberg, L.P. using the AQR function.

“Warrant” shall have the meaning set forth in the recitals of this Agreement.

“Warrant Shares” means the shares of Common Stock issuable to the Investor upon exercise of the Warrant.

ARTICLE II

PURCHASE AND SALE OF COMMON STOCK

Section 2.1 Purchase and Sale of Stock. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall to the extent it elects to make Draw Downs in accordance with Article III hereof, issue and sell to the Investor and the Investor shall purchase Common Stock from the Company for an aggregate (in Draw Down Amounts) of up to the Maximum Commitment Amount, consisting of purchases based on Draw Downs in accordance with Article III hereof.

Section 2.2 Closing. In consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Investor, and the Investor agrees to purchase from the Company, that number of the Shares to be issued in connection with each Draw Down. The execution and delivery of this Agreement (the “Closing”) shall take place at the offices of Stroock & Stroock & Lavan LLP, 180 Maiden Lane, New York, NY 10038 at 5:00 p.m. local time on December 10, 2007, or at such other time and place or on such date as the Investor and the Company may agree upon (the “Closing Date”). Each party shall deliver at or prior to the Closing all documents, instruments and writings required to be delivered at the Closing by such party pursuant to this Agreement.

Section 2.3 Registration Statement and Prospectus. The Company shall prepare and file with the Commission the Registration Statement (including the Prospectus) in accordance with the provisions of the Securities Act and the Registration Rights Agreement.

Section 2.4 Warrant. On the Closing Date, the Company shall issue and deliver the Warrant to the Investor.

Section 2.5 Blackout Shares. The Company shall deliver any Blackout Amount or issue and deliver any Blackout Shares to the Investor in accordance with Section 1(e) of the Registration Rights Agreement.

ARTICLE III

DRAW DOWN TERMS

Subject to the satisfaction of the conditions hereinafter set forth in this Agreement, the parties agree as follows:

Section 3.1 Draw Down Notice. During the Commitment Period, the Company may, in its sole discretion, issue a Draw Down Notice (as hereinafter defined) which shall specify the dollar amount of Shares the Company elects to sell to the Investor (each such election, a “Draw Down”) up to a Draw Down Amount equal to the Maximum Draw Down Amount, which Draw Down the Investor shall be obligated to accept. The Company shall inform the Investor in writing by sending a duly completed Draw Down Notice (as hereinafter defined) in the form of Exhibit C hereto by e-mail to the addresses set forth in Section 10.4, with a copy to the Investor’s counsel, as to such Draw Down Amount before commencement of trading on the first Trading Day of the related Draw Down Pricing Period (the “Draw Down Notice”). In addition to the Draw Down Amount, each Draw Down Notice shall designate the first Trading Day of the Draw Down Pricing Period. In no event shall any Draw Down Amount exceed the Maximum Draw Down Amount. Each Draw Down Notice shall be accompanied by a certificate, signed by the Chief Executive Officer or Chief Financial Officer, dated as of the date of such Draw Down Notice, in the form of Exhibit D hereof.

Section 3.2 Number of Shares. Subject to Section 3.6(b), the number of Shares to be issued in connection with each Draw Down shall be equal to the sum of the number of shares issuable on each Trading Day of the Draw Down Pricing Period. The number of shares issuable on a Trading Day during a Draw Down Pricing Period shall be equal to the quotient of one eighth (1/8th) of the Draw Down Amount divided by the Draw Down Discount Price for such Trading Day.

Section 3.3 Limitation on Draw Downs. Only one Draw Down shall be permitted for each Draw Down Pricing Period.

Section 3.4 Trading Cushion. Unless the parties agree in writing otherwise, there shall be a minimum of three (3) Trading Days between the expiration of any Draw Down Pricing Period and the beginning of the next succeeding Draw Down Pricing Period.

Section 3.5 Settlement. The number of Shares purchased by the Investor in any Draw Down shall be determined and settled on two separate dates. Shares purchased by the Investor during the first four Trading Days of any Draw Down Pricing Period shall be determined and settled no later than the sixth Trading Day of such Draw Down Pricing Period. Shares purchased by the Investor during the second four Trading Days of any Draw Down Pricing Period shall be determined and settled no later than the second Trading Day after the last Trading Day of such Draw Down Pricing Period. Each date on which settlement of the purchase and sale of Shares occurs hereunder being referred to as a “Settlement Date.” The Investor shall provide the Company with delivery instructions for the Shares to be issued at each Settlement Date at least two Trading Days in advance of such Settlement Date. The number of Shares actually issued shall be rounded down to the nearest whole number of Shares.

Section 3.6 Delivery of Shares; Payment of Draw Down Amount.

(a) On each Settlement Date, the Company shall deliver the Shares purchased by the Investor to the Investor or its designees exclusively via book-entry through the DTC to an account designated by the Investor, and upon receipt of the Shares, the Investor shall cause payment thereof to be made to the Company’s designated account by wire transfer of immediately available funds, if the Shares are received by the Investor no later than 1:00 p.m. (Eastern Time), or next day available funds, if the Shares are received thereafter.

(b) For each Trading Day during a Draw Down Pricing Period where the VWAP is less than the greater of (i) 90% of the Closing Price of the Company’s Common Stock on the Trading Day immediately preceding the commencement of such Draw Down Pricing Period, or (ii) $2.50, such Trading Day shall not be used in calculating the number of Shares to be issued in connection with such Draw Down, and the Draw Down Amount in respect of such Draw Down Pricing Period shall be reduced by one eighth (1/8th) of the initial Draw Down Amount specified in the Draw Down Notice. If trading in the Company’s Common Stock is suspended for any reason for more than three (3) consecutive or non-consecutive hours during any Trading Day during a Draw Down Pricing Period, such Trading Day shall not be used in calculating the number of Shares to be issued in connection with such Draw Down, and the Draw Down Amount in respect of such Draw Down Pricing Period shall be reduced by one eighth (1/8th) of the initial Draw Down Amount specified in the Draw Down Notice.

Section 3.7 Failure to Deliver Shares. If on any Settlement Date, the Company fails to take all actions within the reasonable control of the Company (other than such actions and events occurring as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from events or occurrences that are beyond the Company’s control) to cause the delivery of the Shares purchased by the Investor, and such failure is not cured within ten (10) Trading Days following such Settlement Date, the Company shall pay to the Investor on demand in cash by wire transfer of immediately available funds to an account designated by the Investor the “Make Whole Amount;” provided, however, that in the event that the Company is prevented from delivering Shares in respect of any such Settlement Date in a timely manner by any fact or circumstance that is reasonably within the control of, or directly attributable to, the Investor, then such ten (10) Trading Day period shall be automatically extended until such time as such fact or circumstance is cured. As used herein, the Make Whole Amount shall be an amount equal to the sum of (i) the Draw Down Amount actually paid by the Investor in respect of such Shares plus (ii) an amount equal to the actual loss suffered by the Investor in respect of sales to subsequent purchasers, pursuant to transactions entered into before the Settlement Date, of the Shares that were required to be delivered by the Company, which shall be based upon documentation reasonably satisfactory to the Company demonstrating the difference (if greater than zero) between (A) the price per share paid by the Investor to purchase such number of shares of Common Stock necessary for the Investor to meet its share delivery obligations to such subsequent purchasers minus (B) the average Draw Down Discount Price during the applicable Draw Down Pricing Period. In the event that the Make Whole Amount is not paid within two (2) Trading Days following a demand therefor from the Investor, the Make Whole Amount shall accrue interest compounded daily at a rate of five percent (5%) per annum up to and including the date on which the Make Whole Amount is actually paid. Notwithstanding anything to the contrary set forth in this Agreement, in the event that the Company pays the Make Whole

Amount (plus interest, if applicable) in respect of any Settlement Date in accordance with this Section 3.7, such payment shall be the Investor’s sole remedy in respect of the Company’s failure to deliver Shares in respect of such Settlement Date, and the Company shall not be obligated to deliver such Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Investor:

Section 4.1 Organization, Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Except as set forth in the Commission Documents (as defined below), the Company does not own more than fifty percent (50%) of the outstanding capital stock of or control any other business entity, other than any wholly-owned subsidiary that is not “significant” within the meaning of Regulation S-X promulgated by the Commission. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, other than those in which the failure to be so qualified or be in good standing would not have a Material Adverse Effect.

Section 4.2 Authorization; Enforcement. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, the Registration Rights Agreement and the Warrant and to issue the Shares, the Warrant, the Warrant Shares and any Blackout Shares (except to the extent that the number of Blackout Shares required to be issued exceeds the number of authorized shares of Common Stock under the Certificate); (ii) the execution and delivery of this Agreement and the Registration Rights Agreement, and the execution, issuance and delivery of the Warrant, by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no further consent or authorization of the Company or its Board of Directors or stockholders is required (other than as contemplated by Section 6.5); and (iii) each of this Agreement and the Registration Rights Agreement has been duly executed and delivered, and the Warrant has been duly executed, issued and delivered, by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

Section 4.3 Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of September 30, 2007 are set forth on a schedule (the “Disclosure Schedule”) previously delivered to the Investor. All of the outstanding shares of the Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable. Except as set forth in this Agreement or as previously disclosed on the Disclosure Schedule, as of September 30, 2007, no shares of Common Stock were entitled to preemptive rights or registration rights and there were no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for or giving any right to subscribe for, any shares of capital stock of the Company, except for stock options issued by the Company to its employees, directors and consultants. Except as set forth in this Agreement, the Commission Documents, or as previously disclosed to the Investor in the Disclosure Schedule, as of September 30, 2007, there were no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into or exchangeable for or giving any right to subscribe for any shares of capital stock of the Company. Except as described in the Commission Documents or as previously disclosed to the Investor in the Disclosure Schedule, as of the date hereof the Company is not a party to any agreement granting registration rights to any Person with respect to any of its equity or debt securities. Except as set forth in the Commission Documents or as previously disclosed to the Investor in writing, as of the date hereof the Company is not a party to, and it has no Knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued during the twenty-four month period immediately prior to the Closing complied in all material respects with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto that could reasonably be expected to have a Material Adverse Effect. The Company has furnished or made available to the Investor true and correct copies of the Company’s Certificate of Incorporation, as amended and in effect on the date hereof (the “Certificate”), and the Company’s Bylaws, as amended and in effect on the date hereof (the “Bylaws”).

Section 4.4 Issuance of Shares. Subject to Section 6.5, the Shares, the Warrant and the Warrant Shares have been, and any Blackout Shares will be, duly authorized by all necessary corporate action (except to the extent that the number of Blackout Shares required to be issued exceeds the number of authorized shares of Common Stock under the Certificate) and, when issued and paid for in accordance with the terms of this Agreement, the Registration Rights Agreement and the Warrant, and subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the Shares and the Warrant Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Investor shall be entitled to all rights accorded to a holder of shares of Common Stock.

Section 4.5 No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Warrant and any other document or instrument contemplated hereby or thereby, by the Company and the consummation by the Company of the transactions contemplated hereby and thereby do not and shall not in any material respect: (i) result in the violation of any provision of the Certificate or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party where such default or conflict would constitute a Material Adverse Effect, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound which would constitute a Material Adverse

Effect, (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected where such violation would constitute a Material Adverse Effect, or (v) require any consent of any third-party that has not been obtained pursuant to any material contract to which the Company is subject or to which any of its assets, operations or management may be subject where the failure to obtain any such consent would constitute a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, the Registration Rights Agreement or the Warrant, or issue and sell the Shares, the Warrant Shares or the Blackout Shares (except to the extent that the number of Blackout Shares required to be issued exceeds the number of authorized shares of Common Stock under the Certificate) in accordance with the terms hereof and thereof (other than any filings that may be required to be made by the Company with the Commission, the FINRA/NASDAQ or state securities commissions subsequent to the Closing, and, any registration statement (including any amendment or supplement thereto) or any other filing or consent which may be filed pursuant to this Agreement, the Registration Rights Agreement or the Warrant); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investor herein.

Section 4.6 Commission Documents, Financial Statements.

(a) The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and since November 7, 2007 the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”). Except as previously disclosed to the Investor in writing, since November 7, 2007 the Company has maintained all requirements for the continued listing or quotation of its Common Stock, and such Common Stock is currently listed or quoted on the NASDAQ Global Market. The Company has made available to the Investor true and complete copies of the Commission Documents filed with the Commission since November 7, 2007 and prior to the Closing Date. The Company has not provided to the Investor any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement. As of its date, the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such document, and, as of its date, after giving effect to the information disclosed and incorporated by reference therein, to the Company’s Knowledge such Annual Report on Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, to the Company’s Knowledge the financial statements, together with the related notes and schedules thereto, of the Company included in the Commission Documents filed with the Commission since November 7, 2007 complied as to form and substance in all material respects with all applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements, together with the related notes and schedules thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b) The Company has timely filed with the Commission or made available to the Investor via EDGAR or otherwise all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002 (“SOXA”)) with respect to all relevant Commission Documents. The Company is in compliance in all material respects with the provisions of SOXA applicable to it as of the date hereof. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its subsidiaries is made known on a timely basis to the individuals responsible for the timely and accurate preparation of the Company’s filings with the Commission and other public disclosure documents. As used in this Section 4.6(b), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the Commission.

Section 4.7 No Material Adverse Change. Except as disclosed in the Commission Documents or a press release of the Company, since September 30, 2007 no event or series of events has or have occurred that would, individually or in the aggregate, have a Material Adverse Effect on the Company.

Section 4.8 No Undisclosed Liabilities. To the Company’s Knowledge, neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company’s or its subsidiaries respective businesses since September 30, 2007 or which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Company.

Section 4.9 No Undisclosed Events or Circumstances. To the Company’s Knowledge, no event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would have a Material Adverse Effect on the Company.

Section 4.10 Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto or thereto. Except as set forth in the Commission Documents or in the Disclosure Schedule, there is no action, suit, claim, investigation or proceeding pending or, to the Knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets, or to the Knowledge of the Company involving any officers or directors, in their capacity as officers or directors, of the Company or any of its subsidiaries, including, without limitation, any securities class action lawsuit or stockholder derivative lawsuit, that could be reasonably expected to have a Material Adverse Effect on the Company. Except as set forth in the Commission Documents or as previously disclosed to the Investor in writing, no judgment, order, writ, injunction or decree or award has been issued by or, to the Knowledge of the Company, requested of any court, arbitrator or governmental agency which could be reasonably expected to result in a Material Adverse Effect.

Section 4.11 Compliance with Law. The business of the Company and its subsidiaries have been and are presently being conducted in accordance with all applicable federal, state, local and foreign governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or such that would not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Commission Documents, the Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.12 Certain Fees. Except as expressly set forth in this Agreement, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any of its subsidiaries in respect of the transactions contemplated by this Agreement.

Section 4.13 Disclosure. To the Company’s Knowledge, neither this Agreement nor any other documents, certificates or instruments furnished to the Investor by or on behalf of the Company or any subsidiary in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

Section 4.14 Material Non-Public Information. Except for this Agreement and the transactions contemplated hereby, neither the Company nor its employees have disclosed to the Investor, any material non-public information that, according to applicable law, rule or regulation, should have been disclosed publicly by the Company prior to the date hereof but which has not been so disclosed.

Section 4.15 Exemption from Registration; Valid Issuances. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investor, the issuance and sale of the Shares, the Warrant, the Warrant Shares and any Blackout Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued pursuant to Section 4(2), Regulation D and/or any other applicable federal and state securities laws. Neither the sales of the Shares, the Warrant, the Warrant Shares or any Blackout Shares pursuant to, nor the Company’s performance of its obligations under, this Agreement, the Registration Rights Agreement, or the Warrant shall (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares, the Warrant Shares, any Blackout Shares or any of the assets of the Company, or (ii) except as previously disclosed to the Investor in writing, entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire the shares of Common Stock or other securities of the Company.

Section 4.16 No General Solicitation or Advertising in Regard to this Transaction. Neither the Company nor any of its affiliates or any Person acting on its or their behalf (i) has conducted any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Shares, the Warrant, the Warrant Shares or any Blackout Shares or (ii) has made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration of the Shares under the Securities Act.

Section 4.17 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement and employee benefit plans, under circumstances that would require registration under the Securities Act of shares of the Common Stock issuable hereunder with any other offers or sales of securities of the Company.

Section 4.18 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE INVESTOR

The Investor hereby makes the following representations, warranties and covenants to the Company:

Section 5.1 Organization and Standing of the Investor. The Investor is a company duly organized, validly existing and in good standing under the laws of the British Virgin Islands.

Section 5.2 Authorization and Power. The Investor has the requisite power and authority to enter into and perform its obligations under this Agreement, the Warrant and the

Registration Rights Agreement and to purchase the Shares, the Warrant and the Warrant Shares in accordance with the terms hereof and thereof. The execution, delivery and performance of this Agreement, the Warrant and the Registration Rights Agreement by Investor and the consummation by it of the transactions contemplated hereby or thereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Investor, its Board of Directors or stockholders is required. Each of this Agreement and the Registration Rights Agreement has been duly executed and delivered by the Investor and constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of creditor’s rights and remedies or by other equitable principles of general application.

Section 5.3 No Conflicts. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the Warrant and any other document or instrument contemplated hereby, by the Investor and the consummation of the transactions contemplated thereby do not (i) violate any provision of the Investor’s charter documents or bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Investor under any agreement or any commitment to which the Investor is a party or by which the Investor is bound or by which any of its respective properties or assets are bound, (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Investor or by which any property or asset of the Investor are bound or affected, or (v) require the consent of any third-party that has not been obtained pursuant to any material contract to which Investor is subject or to which any of its assets, operations or management may be subject. The Investor is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares or the Warrant in accordance with the terms hereof, provided that, for purposes of the representation made in this sentence, the Investor is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

Section 5.4 Financial Capability. The Investor has the financial capability to perform all of its obligations under this Agreement, including the capability to purchase the Shares, the Warrant and the Warrant Shares in accordance with the terms hereof. The Investor has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock. The Investor is an “accredited investor” as defined in Regulation D. The Investor is a “sophisticated investor” as described in Rule 506(b)(2)(ii) of Regulation D. The Investor acknowledges that an investment in the Common Stock and the Warrant is speculative and involves a high degree of risk.

Section 5.5 Information. The Investor and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares, the Warrant and the Warrant Shares which have been requested by the Investor. The Investor has reviewed or received copies of the Commission Documents. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Investor has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares, the Warrant and the Warrant Shares. The Investor understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

Section 5.6 Trading Restrictions. The Investor covenants that neither the Investor nor any of its affiliates nor any entity managed or controlled by the Investor will, or cause or assist any Person to, enter into or execute any “short sale” (as such term is defined in Rule 200 of Regulation SHO, or any successor regulation, promulgated by the Commission under the Exchange Act) of any securities of the Company, and that the Investor and its affiliates shall comply with all other applicable law.

Section 5.7 Statutory Underwriter Status. The Investor acknowledges that, pursuant to the Commission’s current interpretations of the Securities Act, the Investor will be disclosed as an “underwriter” within the meaning of the Securities Act in the Registration Statement (and amendments thereto) and in any Prospectus contained therein to the extent required by applicable law.

Section 5.8 Not an Affiliate. The Investor is not an officer, director or “affiliate” (as defined in Rule 405 of the Securities Act) of the Company.

Section 5.9 Manner of Sale. At no time was Investor presented with or solicited by or through any leaflet, public promotional meeting, television advertisement or any other form of general solicitation or advertising.

Section 5.10 Prospectus Delivery. The Investor agrees that unless the Shares and Warrant Shares are eligible for resale pursuant to all the conditions of Rule 144, it will resell the Shares and Warrant Shares only pursuant to the Registration Statement, in a manner described under the caption “Plan of Distribution” in the Registration Statement, and in a manner in compliance with all applicable securities laws, including, without limitation, any applicable prospectus delivery requirements of the Securities Act and the insider trading restrictions of the Exchange Act.

ARTICLE VI

COVENANTS OF THE COMPANY

The Company covenants with the Investor as follows, which covenants are for the benefit of the Investor and its permitted assignees (as defined herein):

Section 6.1 Securities Compliance. The Company shall notify the Principal Market, if and as applicable, in accordance with its rules and regulations, of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares, the Warrant Shares and the Blackout Shares, if any, to the Investor.

Section 6.2 Reservation of Common Stock. As of the date hereof, the Company has available and the Company shall reserve and keep available at all times, free of preemptive rights and other similar contractual rights of stockholders, shares of Common Stock for the purpose of enabling the Company to satisfy any obligation to issue the Shares in connection with all Draw Downs contemplated hereunder and the Warrant Shares. The number of shares so reserved from time to time, as theretofore increased or reduced as hereinafter provided, may be reduced by the number of shares actually delivered hereunder.

Section 6.3 Registration and Listing. During the Commitment Period, the Company shall use commercially reasonable efforts to: (i) take all action necessary to cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Exchange Act, (ii) comply in all respects with its reporting and filing obligations under the Exchange Act, (iii) prevent the termination or suspension of such registration, or the termination or suspension of its reporting and filing obligations under the Exchange Act or Securities Act (except as expressly permitted herein). The Company shall use commercially reasonable efforts to maintain the listing and trading of its Common Stock and the listing of the Shares purchased by Investor hereunder on the Principal Market (including, without limitation, maintaining sufficient net tangible assets) and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the FINRA and the Principal Market. The Company will not be required to carry out any action pursuant to this Agreement, the Registration Rights Agreement or the Warrant that would adversely impact the listing of the Company’s securities on the Principal Market as now in effect, and as may be changed by the Company in the future in the Company’s discretion.

Section 6.4 Registration Statement. Without the prior written consent of the Investor, the Registration Statement shall be used solely in connection with the transactions between the Company and the Investor contemplated hereby.

Section 6.5 Compliance with Laws.

(a) The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

(b) Without the consent of its stockholders in accordance with FINRA and NASDAQ Stock Market LLC rules, the Company will not be obligated to issue, and the Investor will not be obligated to purchase, any Shares or Blackout Shares which would result in the issuance under this Agreement, the Warrant and the Registration Rights Agreement of Shares and Blackout Shares (collectively) representing more than the applicable percentage under the rules of the FINRA and The NASDAQ Stock Market LLC, including, without limitation, NASDAQ Marketplace Rule 4350(i), that would require stockholder approval of the issuance thereof.

Section 6.6 Other Financing. Nothing in this Agreement shall be construed to restrict the right of the Company to offer, sell and/or issue securities of any kind whatsoever, provided such transaction is not a Prohibited Transaction (as defined below) (any such transaction that is not a Prohibited Transaction is referred to in this Agreement as a “Permitted Transaction”). Without limiting the generality of the preceding sentence, the Company may, without the prior written consent of the Investor, (i) establish stock option or award plans or agreements (for directors, employees, consultants and/or advisors), and issue securities thereunder, and amend such plans or agreements, including increasing the number of shares available thereunder, (ii) issue equity securities to finance, or otherwise in connection with, the acquisition of one or more other companies, equipment, technologies or lines of business, (iii) issue shares of Common Stock and/or Preferred Stock in connection with the Company’s option or award plans, stock purchase plans, rights plans, warrants or options, (iv) issue shares of Common Stock and/or Preferred Stock in connection with the acquisition of products, licenses, equipment or other assets and strategic partnerships or joint ventures; (v) issue shares of Common and/or Preferred Stock to consultants and/or advisors as consideration for services rendered or to be rendered, (vi) issue and sell equity or debt securities in a public offering, (vii) issue and sell and equity or debt securities in a private placement (other than in connection with any Prohibited Transaction), (viii) issue equity securities to equipment lessors, equipment vendors, banks or similar lending institutions in connection with leases or loans, or in connection with strategic commercial or licensing transactions, (ix) issue securities in connection with any stock split, stock dividend, recapitalization, reclassification or similar event by the Company, and (x) issue shares of Common Stock to the Investor under any other agreement entered into between the Investor and the Company.

Section 6.7 Prohibited Transactions. Except as set forth on Schedule 6.7 of the Disclosure Schedule, during the term of this Agreement, the Company shall not enter into any Prohibited Transaction without the prior written consent of the Investor, which consent may be withheld at the sole discretion of the Investor. For the purposes of this Agreement, the term “Prohibited Transaction” shall refer to the issuance by the Company of any “future priced securities,” which shall mean the issuance of shares of Common Stock or securities of any type whatsoever that are, or may become, convertible or exchangeable into shares of Common Stock where the purchase, conversion or exchange price for such Common Stock is determined using any floating discount or other post-issuance adjustable discount to the market price of Common Stock, including, without limitation, pursuant to any equity line or other financing that is substantially similar to the financing provided for under this Agreement.

Section 6.8 Corporate Existence. The Company shall take all steps necessary to preserve and continue the corporate existence of the Company; provided, however, that nothing in this Agreement shall be deemed to prohibit the Company from engaging in any Excluded Merger or Sale with another Person provided that in the event of an Excluded Merger or Sale, if the surviving, successor or purchasing Person does not agree to assume the obligations under the Warrant, then the Company shall deliver a notice to the Investor at least ten (10) days before the consummation of such Excluded Merger or Sale, the Investor may exercise the Warrant at any time before the consummation of such Excluded Merger or Sale (and such exercise may be made contingent upon the consummation of such Excluded Merger or Sale), and any portion of the Warrant that has not been exercised before consummation of such Excluded Merger or Sale shall terminate and expire, and shall no longer be outstanding.

Section 6.9 Non-Disclosure of Non-Public Information. Subject to Section 6.10 below, except as otherwise expressly provided in this Agreement, the Registration Rights Agreement or the Warrant, none of the Company, its officers, directors, employees nor agents shall disclose material non-public information to the Investor, its advisors or representatives.

Section 6.10 Notice of Certain Events Affecting Registration; Suspension of Right to Request a Draw Down. The Company shall promptly notify the Investor upon the occurrence of any of the following events in respect of the Registration Statement or the Prospectus related to the offer, issuance and sale of the Shares and the Warrant Shares hereunder: (i) receipt of any request for additional information by the Commission or any other federal or state governmental authority during the period of effectiveness of the Registration Statement for amendments or supplements to the Registration Statement or the Prospectus; (ii) the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; and (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company shall use commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time. The Company shall not be required to disclose to the Investor the substance or specific reasons of any of the events set forth in clauses (i) through (ii) of the previous sentence, only that the event has occurred. The Company shall not request a Draw Down during the continuation of any of the foregoing events.

Section 6.11 Amendments to the Registration Statement. When the Registration Statement is declared effective by the Commission, the Company shall (a) not file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus of which the Investor shall not previously have been advised, and (b) so long as, in the reasonable opinion of counsel for the Investor, a Prospectus is required to be delivered in connection with sales of the Shares by the Investor, if the Company files any information, documents or reports that are incorporated by reference in the Registration Statement pursuant to the Exchange Act, the Company shall, if requested in writing by the Investor, deliver a copy of such information, documents or reports to the Investor promptly following such filing.

Section 6.12 Prospectus Delivery. From time to time for such period as in the reasonable opinion of counsel for the Investor a prospectus is required by the Securities Act to be delivered in connection with sales by the Investor, the Company will expeditiously deliver to the Investor, without charge, as many copies of the Prospectus (and of any amendment or supplement thereto) as the Investor may reasonably request. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and state securities laws in connection with the offering and sale of the Shares and the Warrant Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares and the Warrant Shares.

ARTICLE VII

CONDITIONS TO THE OBLIGATION OF THE INVESTOR

TO ACCEPT A DRAW DOWN

The obligation of the Investor hereunder to accept a Draw Down Notice and to acquire and pay for the Shares in accordance therewith is subject to the satisfaction or waiver, at each Condition Satisfaction Date, of each of the conditions set forth below. Other than those conditions set forth in Section 7.12 which are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion, the conditions are for the Investor’s sole benefit and may be waived by the Investor at any time in its sole discretion. As used in this Agreement, the term “Condition Satisfaction Date” shall mean, with respect to each Draw Down, the date on which the applicable Draw Down Notice is delivered to the Investor and each Settlement Date in respect of the applicable Draw Down Pricing Period.

Section 7.1 Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made as though made at that time except for representations and warranties that are expressly made as of a particular date.

Section 7.2 Performance by the Company. The Company shall have, in all material respects, performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement, the Registration Rights Agreement and the Warrant to be performed, satisfied or complied with by the Company.

Section 7.3 Compliance with Law. The Company shall have complied in all respects with all applicable federal, state and local governmental laws, rules, regulations and ordinances in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby except for any failures to so comply which could not reasonably be expected to have a Material Adverse Effect.

Section 7.4 Effective Registration Statement. Upon the terms and subject to the conditions set forth in the Registration Rights Agreement, the Registration Statement shall have previously become effective and shall remain effective and (i) neither the Company nor the Investor shall have received notice that the Commission has issued or intends to issue a stop order with respect to the Registration Statement or that the Commission otherwise has suspended or withdrawn the effectiveness of the Registration Statement, either temporarily or permanently, or intends or has threatened to do so (unless the Commission’s concerns have been addressed and the Investor is reasonably satisfied that the Commission no longer is considering or intends to take such action), and (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or the Prospectus shall exist.

Section 7.5 No Knowledge. The Company shall have no Knowledge of any event that could reasonably be expected to have the effect of causing the Registration Statement with respect to the resale of the Registrable Securities by the Investor to be suspended or otherwise ineffective (which event is reasonably likely to occur within eight Trading Days following the Trading Day on which a Draw Down Notice is delivered) as of the Settlement Date.

Section 7.6 No Suspension. Trading in the Company’s Common Stock shall not have been suspended by the Commission, the Principal Market or the FINRA and trading in securities generally as reported on the Principal Market shall not have been suspended or limited.

Section 7.7 No Injunction. No statute, rule, regulation, order, decree, writ, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by this Agreement.

Section 7.8 No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any court or governmental authority shall have been commenced, and, to the Knowledge of the Company no investigation by any governmental authority shall have been threatened, against the Company or any subsidiary, or any of the officers, directors or affiliates of the Company or any subsidiary seeking to enjoin, prevent or change the transactions contemplated by this Agreement.

Section 7.9 Sufficient Shares Registered for Resale. The Company shall have sufficient Shares, calculated using the closing trade price of the Common Stock as of the Trading Day immediately preceding such Draw Down Notice, registered under the Registration Statement to issue and sell such Shares in accordance with such Draw Down Notice.

Section 7.10 Warrant. The Warrant shall have been duly executed, delivered and issued to the Investor, and the Company shall not be in default in any material respect under any of the provisions thereof, provided that any refusal by or failure of the Company to issue and deliver Warrant Shares in respect of any exercise (in whole or in part) thereof shall be deemed to be material for the purposes of this Section 7.10.

Section 7.11 Opinion of Counsel. The Investor shall have received the form of opinion mutually agreed to between the parties on the date of this Agreement.

Section 7.12 Accuracy of Investor’s Representation and Warranties. The representations and warranties of the Investor shall be true and correct in all material respects as of the date when made as though made at that time except for representations and warranties that are made as of a particular date.

ARTICLE VIII

TERMINATION

Section 8.1 Term. Unless otherwise terminated in accordance with Section 8.2 below, this Agreement shall terminate upon the earlier to occur of (i) the expiration of the Commitment Period or (ii) the issuance of Shares pursuant to this Agreement in an amount equal to the Maximum Commitment Amount.

Section 8.2 Other Termination.

(a) The Investor may terminate this Agreement upon (x) one (1) business day’s notice if the Company enters into any Prohibited Transaction as set forth in Section 6.7 without the Investor’s prior written consent, or (y) one (1) business day’s notice if the Investor provides written notice of a Material Adverse Effect to the Company, and such Material Adverse Effect continues for a period of ten (10) Trading Days after the receipt by the Company of such notice.

(b) The Investor may terminate this Agreement upon one (1) business day’s notice to the Company at any time in the event that the Registration Statement is not initially declared effective in accordance with the Registration Rights Agreement, provided, however, that in the event the Registration Statement is declared effective prior to the delivery of such notice, the Investor shall thereafter have no right to terminate this Agreement pursuant to this Section 8.2(b).

(c) The Company may terminate this Agreement upon one (1) business day’s notice; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.2(c) during any Draw Down Pricing Period; provided further, that, in the event of any termination of this Agreement by the Company hereunder, so long as the Investor owns Shares purchased hereunder and/or Warrant Shares, unless all of such shares of Common Stock may be resold by the Investor without registration and without any time, volume or manner limitations pursuant to Rule 144(k) (or any similar provision then in effect) under the Securities Act, the Company shall not suspend or withdraw the Registration Statement or otherwise cause the Registration Statement to become ineffective, or voluntarily delist the Common Stock from, the Principal Market without listing the Common Stock on another Principal Market.

(d) Each of the parties hereto may terminate this Agreement upon one (1) day’s notice if the other party has breached a material representation, warranty or covenant to this Agreement and such breach is not remedied within ten (10) Trading Days after notice of such breach is delivered to the breaching party.

Section 8.3 Effect of Termination. In the event of termination by the Company or the Investor, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 8.1 or 8.2 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 10.13. Nothing in this Section 8.3 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement occurring prior to such termination, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement arising prior to such termination.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification.

(a) Except as otherwise provided in this Article IX, unless disputed as set forth in Section 9.2, the Company agrees to indemnify, defend and hold harmless the Investor and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, an “Investor Indemnified Party”), to the fullest extent permitted by law from and against any and all Damages directly resulting from or directly arising out of any breach of any representation or warranty, covenant or agreement (except as otherwise specifically provided) by the Company in this Agreement, the Registration Rights Agreement or the Warrant; provided, however, that the Company shall not be liable under this Article IX to an Investor Indemnified Party to the extent that such Damages resulted or arose from the breach by an Investor Indemnified Party of any representation, warranty, covenant or agreement of an Investor Indemnified Party contained in this Agreement, the Registration Rights Agreement or the Warrant or the negligence, recklessness, willful misconduct or bad faith of an Investor Indemnified Party. The parties intend that any Damages subject to indemnification pursuant to this Article IX will be net of insurance proceeds (which the Investor Indemnified Party agrees to use commercially reasonable efforts to recover). Accordingly, the amount which the Company is required to pay to any Investor Indemnified Party hereunder (a “Company Indemnity Payment”) will be reduced by any insurance proceeds actually recovered by or on behalf of any Investor Indemnified Party in reduction of the related Damages. In addition, if an Investor Indemnified Party receives a Company Indemnity Payment required by this Article IX in respect of any Damages and subsequently receives any such insurance proceeds, then the Investor Indemnified Party will pay to the Company an amount equal to the Company Indemnity Payment received less the amount of the Company Indemnity Payment that would have been due if the insurance proceeds had been received, realized or recovered before the Company Indemnity Payment was made.

(b) Except as otherwise provided in this Article IX, unless disputed as set forth in Section 9.2, the Investor agrees to indemnify, defend and hold harmless the Company and its affiliates and their respective officers, directors, agents, employees, subsidiaries, partners, members and controlling persons (each, a “Company Indemnified Party”), to the fullest extent permitted by law from and against any and all Damages directly resulting from or directly arising out of any breach of any representation or warranty, covenant or agreement by the Investor in this Agreement, the Registration Rights Agreement or the Warrant; provided, however, that the Investor shall not be liable under this Article IX to a Company Indemnified Party to the extent that such Damages resulted or arose from the breach by a Company Indemnified Party of any representation, warranty, covenant or agreement of a Company Indemnified Party contained in this Agreement, the Registration Rights Agreement or the Warrant or negligence, recklessness, willful misconduct or bad faith of a Company Indemnified Party. The parties intend that any Damages subject to indemnification pursuant to this Article IX will be net of insurance proceeds (which the Company agrees to use commercially reasonable efforts to recover). Accordingly, the amount which the Investor is required to pay to any Company Indemnified Party hereunder (an “Investor Indemnity Payment”) will be reduced by any insurance proceeds theretofore actually recovered by or on behalf of any Company Indemnified Party in reduction of the related Damages. In addition, if a Company Indemnified Party receives an Investor Indemnity Payment required by this Article IX in respect of any Damages and subsequently receives any such insurance proceeds, then the Company Indemnified Party will pay to the Investor an amount equal to the Investor Indemnity Payment received less the amount of the Investor Indemnity Payment that would have been due if the insurance proceeds had been received, realized or recovered before the Investor Indemnity Payment was made.

Section 9.2 Notification of Claims for Indemnification. Each party entitled to indemnification under this Article IX (an “Indemnified Party”) shall, promptly after the receipt of notice of the commencement of any claim against such Indemnified Party in respect of which indemnity may be sought from the party obligated to indemnify such Indemnified Party under this Article IX (the “Indemnifying Party”), notify the Indemnifying Party in writing of the commencement thereof. Any such notice shall describe the claim in reasonable detail. The failure of any Indemnified Party to so notify the Indemnifying Party of any such action shall not relieve the Indemnifying Party from any liability which it may have to such Indemnified Party (a) other than pursuant to this Article IX or (b) under this Article IX unless, and only to the extent that, such failure results in the Indemnifying Party’s forfeiture of substantive rights or defenses or the Indemnifying Party is prejudiced by such delay. The procedures listed below shall govern the procedures for the handling of indemnification claims.

(a) Any claim for indemnification for Damages that do not result from a Third Party Claim as defined in the following paragraph, shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such thirty (30) day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment as set forth in Section 9.1. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as specified in this Agreement.

(b) If an Indemnified Party shall receive notice or otherwise learn of the assertion by a person or entity not a party to this Agreement of any threatened legal action or claim (collectively a “Third Party Claim”), with respect to which an Indemnifying Party may be obligated to provide indemnification, the Indemnified Party shall give such Indemnifying Party written notice thereof within twenty (20) days after becoming aware of such Third Party Claim.

(c) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise) at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any Third Party Claim. Within thirty (30) days after the receipt of notice from an Indemnified Party (or sooner if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnified Party whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. If such Indemnifying Party does not respond within such thirty (30) day period or rejects such claim in whole or in part, the Indemnified Party shall be free to pursue such remedies as specified in this Agreement. In case any such Third Party Claim shall be brought against any Indemnified Party, and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense at its own expense. Notwithstanding the foregoing, in any Third Party Claim in which both the Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, are, or are reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel and to control its own defense of such claim if, in the reasonable opinion of counsel to such Indemnified Party, either (x) one or more significant defenses are available to the Indemnified Party that are not available to the Indemnifying Party or (y) a conflict or potential conflict exists between the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in such circumstances the Indemnifying Party (i) shall not be liable for the fees and expenses of more than one counsel to all Indemnified Parties and (ii) shall reimburse the Indemnified Parties for such reasonable fees and expenses of such counsel incurred in any such Third Party Claim, as such expenses are incurred, provided that the Indemnified Parties agree to repay such amounts if it is ultimately determined that the Indemnifying Party was not obligated to provide indemnification under this Article IX. The Indemnifying Party agrees that it will not compromise or consent to the entry of any judgment in any pending or threatened claim relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising or that may arise out of such claim. The rights accorded to an Indemnified Party hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise; provided, however, that notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing in this Article IX shall restrict or limit any rights that any Indemnified Party may have to seek equitable relief.

ARTICLE X

MISCELLANEOUS

Section 10.1 Fees and Expenses.

(a) Each of the Company and the Investor agrees to pay its own expenses incident to the performance of its obligations hereunder, except that the Company shall be solely responsible for (i) all reasonable attorneys fees and expenses incurred by the Investor in connection with the preparation, negotiation, execution and delivery of this Agreement, the Registration Rights Agreement and the Warrant, and review of the Registration Statement, and in connection with any amendments, modifications or waivers of this Agreement, including, without limitation, all reasonable attorneys fees and expenses, (ii) subject in all cases to Section 10.1(b) hereof, all reasonable fees and expenses incurred in connection with the Investor’s enforcement of this Agreement, including, without limitation, all reasonable attorneys fees and expenses, (iii) due diligence expenses incurred by the Investor during the term of this Agreement equal to $12,500 per calendar quarter, and (iv) all stamp or other similar taxes and duties, if any, levied in connection with issuance of the Shares pursuant hereto; provided, however, that in each of the above instances the Investor shall provide customary supporting invoices or similar documentation in reasonable detail describing such expenses (however, the Investor shall not be obligated to provide detailed time sheets); and provided further, that the maximum aggregate amount payable by the Company pursuant to clause (i) above shall be $75,000 and the Investor shall bear all fees and expenses in excess of $75,000 in connection with clause (i) above.

(b) If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the Registration Rights Agreement or the Warrant, the prevailing party shall be entitled to reasonable fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

Section 10.2 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given

Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.

Section 10.3 Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any Persons claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.

Section 10.4 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice given in accordance herewith, in each case with a copy to the e-mail address set forth beside the facsimile number for the addressee below. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:

Cyclacel Pharmaceuticals, Inc.
200 Connell Drive
Suite 1500
Berkeley Heights, NJ 07922
Facsimile: (866) 271-3466
Attention: Assistant General Counsel
with a copy (which shall not constitute notice) to:

Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
Chrysler Center
666 Third Avenue
New York, NY 10017
Facsimile: (212) 983-3115
Attention: Joel I. Papernik, Esq. – JIPapernik@mintz.com
if to the Investor:

Kingsbridge Capital Limited
Attention: Mr. Tony Hillman
P.O. Box 1075
Elizabeth House
9 Castle Street
St Helier
Jersey
JE42QP
Channel Islands
Telephone: 011-44-1534-636-041
Facsimile: 011-44-1534-636-042
Email: admin@kingsbridgecap.com; and adamgurney@kingsbridgecap.com with a copy (which shall not constitute notice) to:
Kingsbridge Corporate Services Limited
Kingsbridge House
New Abbey
Kilcullen, County Kildare
Republic of Ireland
Telephone: 011-353-45-481-811
Facsimile: 011-353-45-482-003
Email: adamgurney@kingsbridge.ie; emmagalway@kingsbridge.ie; and pwhelan@kingsbridge.ie and another copy (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Facsimile: (212) 806-5400
Attention: Keith M. Andruschak, Esq. – kandruschak@stroock.com

Either party hereto may from time to time change its address for notices under this Section by giving at least ten (10) days’ prior written notice of such changed address to the other party hereto.

Section 10.5 Assignment. Neither this Agreement nor any rights of the Investor or the Company hereunder may be assigned by either party to any other Person.

Section 10.6 Amendment; No Waiver. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement, the Warrant and the Registration Rights Agreement. Except as expressly provided in this Agreement, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties hereto. The failure of the either party to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights provided under this Agreement, nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a right or remedy in the future.

Section 10.7 Entire Agreement. This Agreement, the Registration Rights Agreement and the Warrant set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written, relating to the subject matter hereof.

Section 10.8 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that, if the severance of such provision materially changes the economic benefits of this Agreement to either party as such benefits are anticipated as of the date hereof, then such party may terminate this Agreement on five (5) business days prior written notice to the other party. In such event, the Registration Rights Agreement will terminate simultaneously with the termination of this Agreement; provided that in the event that this Agreement is terminated by the Company in accordance with this Section 10.8 and the Warrant Shares either have not been registered for resale by the Investor in accordance with the Registration Rights Agreement or are otherwise not freely tradable (if and when issued) in accordance with applicable law, then the Registration Rights Agreement in respect of the registration of the Warrant Shares shall remain in full force and effect.

Section 10.9 Title and Subtitles. The titles and subtitles used in this Agreement are used for the convenience of reference and are not to be considered in construing or interpreting this Agreement.

Section 10.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which may be executed by less than all of the parties and shall be deemed to be an original instrument which shall be enforceable against the parties actually executing such counterparts and all of which together shall constitute one and the same instrument.

Section 10.11 Choice of Law. This Agreement shall be construed under the laws of the State of New York.

Section 10.12 Specific Enforcement, Consent to Jurisdiction.

(a) The Company and the Investor acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that either party shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement by the other party and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which either party may be entitled by law or equity.

(b) Each of the Company and the Investor (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Investor consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 10.12 shall affect or limit any right to serve process in any other manner permitted by law.

Section 10.13 Survival. The representations and warranties of the Company and the Investor contained in Articles IV and V and the covenants contained in Article V and Article VI shall survive the execution and delivery hereof and the Closing until the termination of this

Agreement, and the agreements and covenants set forth in Article VIII and Article IX of this Agreement shall survive the execution and delivery hereof and the Closing hereunder.

Section 10.14 Publicity. Except as otherwise required by applicable law or regulation, or NASDAQ rule or judicial process, prior to the Closing, neither the Company nor the Investor shall issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement. In the event the Company is required by law, regulation, NASDAQ rule or judicial process, based upon reasonable advice of the Company’s counsel, to issue a press release or otherwise make a public statement or announcement with respect to this Agreement prior to the Closing, the Company shall consult with the Investor on the form and substance of such press release, statement or announcement. Promptly after the Closing, each party may issue a press release or otherwise make a public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement; provided that, prior to issuing any such press release, making any such public statement or announcement, the party wishing to make such release, statement or announcement consults and cooperates in good faith with the other party in order to formulate such press release, public statement or announcement in form and substance reasonably acceptable to both parties.

Section 10.15 Further Assurances. From and after the date of this Agreement, upon the request of the Investor or the Company, each of the Company and the Investor shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first written.

KINGSBRIDGE CAPITAL LIMITED
By:	/s/ Maria O'Donoghue
Maria O’Donoghue Director

CYCLACEL PHARMACEUTICALS, INC.
By:	/s/ Spiro Rombotis
Spiro Rombotis President & Chief Executive Officer

[Signature Page to Purchase Agreement]

Exhibit A

Form of Registration Rights Agreement

Exhibit B

Form of Warrant

Exhibit C

Form of Draw Down Notice

Kingsbridge Capital Limited
Attention: Mr. Tony Hillman
P.O. Box 1075
Elizabeth House
9 Castle Street
St Helier
Jersey
JE42QP
Channel Islands
Facsimile: 011-44-1534-636-042
Email: admin@kingsbridgecap.com; and adamgurney@kingsbridgecap.com

Kingsbridge Corporate Services Limited
Kingsbridge House
New Abbey
Kilcullen, County Kildare
Republic of Ireland
Facsimile: 011-353-45-482-003
Email: adamgurney@kingsbridge.ie; and pwhelan@kingsbridge.ie

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, NY 10038
Facsimile: (212) 806-5400
Attention: Keith M. Andruschak, Esq. – kandruschak@stroock.com

Reference is hereby made to that certain Common Stock Purchase Agreement dated as of December __, 2007 (the “Agreement”) by and between Cyclacel Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and Kingsbridge Capital Limited, an entity organized and existing under the laws of the British Virgin Islands (the “Investor”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Agreement.

In accordance with and pursuant to Section 3.1 of the Agreement, the Company hereby issues this Draw Down Notice to the Investor pursuant to the terms set forth below.

Draw Down Amount: $___________; and

First Trading Day of Draw Down Pricing Period: __________, 200[_].

Enclosed with this Draw Down Notice is an executed copy of the Officer’s Certificate described in Section 3.1 of the Agreement, the base form of which is attached to such Agreement as Exhibit D.

Exhibit D

Officer’s Certificate

I, [NAME OF OFFICER], do hereby certify to Kingsbridge Capital Limited (the “Investor”), with respect to the common stock of Cyclacel Pharmaceuticals, Inc. (the “Company”) issuable in connection with the Draw Down Notice, dated _______________ (the “Notice”) attached hereto and delivered pursuant to Article III of the Common Stock Purchase Agreement, dated December __, 2007 (the “Agreement”), by and between the Company and the Investor, as follows (capitalized terms used but undefined herein have the meanings given to such terms in the Agreement):

1. I am the duly elected [OFFICER] of the Company.

2. The representations and warranties of the Company set forth in Article IV of the Agreement are true and correct in all material respects as though made on and as of the date hereof (except for such representations and warranties that are made as of a particular date).

3. The Company has performed in all material respects all covenants and agreements to be performed by the Company on or prior to the date hereof related to the Notice and has satisfied each of the conditions to the obligation of the Investor set forth in Article VII of the Agreement.

4. The Shares issuable in respect of the Notice will be delivered without restrictive legend via book entry through the Depositary Trust Company to an account designated by the Investor.

The undersigned has executed this Certificate this _____ day of, 200[_].

Name:
Title: